July 31, 2003

                                          For Release 7:30 AM CDT, July 31, 2003
                                                   For More Information Contact:
                                                                  Patrick Little
                                                               President and CEO
                                                                  (337) 560-7151


 TECHE HOLDING COMPANY ANNOUNCES EARNINGS INCREASED 13% TO RECORD $1.8 MILLION

FRANKLIN, LA (AMEX: TSH)--Patrick Little, President and CEO of Teche Holding Company, holding company for Teche Federal Savings Bank, today reported its third quarter net income increased 13% to a record $1.8 million, or $0.74 per diluted share from $1.6 million or $0.67 per diluted share a year earlier. The Company also recently increased its dividend from $.125 to $.16 per share. Patrick Little stated, "The Company's SmartGrowth strategy of growing the most profitable services and products in our portfolio has again produced excellent results. Our strategy continues to move the Company toward the more profitable model of a community bank. We have again made progress this quarter toward that goal."


Key Financial Highlights

        *      Net income for third quarter increased 13%

        *      Return on average equity increased to 12.63%

        *      Book value per share increased to $25.45

        *      Net Non-interest expense continues a 5 year trend of improvement

        *      Net Interest Margin improved from the prior quarter

        *      SmartGrowth assets show solid growth of $160.2 million

        *      SmartGrowth deposits grew to $175.0 million or 49.3 of deposits

Net Income

         Net income for the quarter ended June 30, 2003 was $1,838,000, an increase of $212,000 or 13.0% above the same period last year. Earnings from the sale of $14.7 million of fast pre-paying loans contributed $536,000 to pre-tax earnings this quarter.

         Net income for the nine-month period ended June 30, 2003 was $4.8 million or $1.98 per share, compared to $4.7 million or $1.93 per share, 13% above the same period last year.

Return on Average Equity and Book Value

         The Company also reorted a return on average equity for the quarter ended June 30, 2003 of 12.63% compared to 12.03% for the same period in 2002. Book value per share at June 30, 2003 improved to $25.45, as compared to $23.80 at September 30, 2002, due to both increased earnings and stock repurchases.

Net Non-Interest Expense

         "We have sustained our improvement in net non- interest expense for over 5 years," said Little. "We are especially pleased that, for this quarter, non-interest income before the gain on sale of loans was a record 57% of non-interest expense, compared to 51% the same period last year. The continued improvement in this area demonstrates our commitment to maximizing profitability and shareholder value."


         Deposit service fees amounted to $2.1 million or 74% of total non-interest income for the quarter ended June 30, 2003 and $5.8 million or 81% of total non-interest income for the nine-month period. This fueled continued growth of non-interest income compared to non-interest expense.

     o Net non-interest expense decreased to $1.16 million from $1.95 million a year ago.

     o Non-interest income for the past nine months was 2.18% of average assets compared to non-interest expense of 3.06% of average assets, or 58%, a record.


Net Interest Margin

         For the quarter ended June 30, 2003, net interest margin increased to 3.30% compared to 3.24% for the quarter ended March 31, 2003, and decreased from 3.75% a year ago.


SmartGrowth Assets

         The Company's SmartGrowth Assets continued to show solid growth. SmartGrowth assets, consisting of consumer loans, home equity loans and commercial loans, were $160.2 million at June 30, 2003, compared to $129.9 million at September 30, 2002.

         "Our SmartGrowth strategy focuses on loans which are convenient for the consumer, shorter term, and with slightly higher rate. These loans are characteristic of a community bank," said Little.

SmartGrowth Deposits

         The Company's SmartGrowth Deposit Accounts, consisting of checking accounts, money market accounts, and savings accounts, also showed solid growth. Total SmartGrowth Savings grew $21.8 million to $175.0 million from $153.2 on September 30, 2002. "Our SmartGrowth Deposits now amount to 49.3% of total deposits. We are pleased that we have been able to implement our strategic plan of providing customers with convenient cash and the Company with lower cost deposits," said Little.

         Teche Federal presently operates fifteen offices in the Louisiana parishes of St. Mary, Iberia, Lafayette, St. Martin, Terrebonne and Lafourche. The Company plans to open its first office in East Baton Rouge Parish this winter. Teche Holding Company's common stock is traded under the symbol "TSH" on the American Stock Exchange.

          This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Teche Holding Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


                                       ###

                              TECHE HOLDING COMPANY
                 (Dollars in thousands, except per share data)
                                  Franklin, LA
                         Condensed Statements of Income
                                  (UNAUDITED)


                                              Three Months Ended                     Nine Months Ended
                                                    June 30                               June 30
                                                    -------                               -------

                                            2003              2002                2003              2002
                                            ----              ----                ----              ----

Interest Income                           $ 7,287            $ 8,404            $22,440            $25,503
Interest Expense                            3,311              3,944             10,475             12,465
                                          -------            -------            -------            -------
Net Interest Income                         3,976              4,460             11,965             13,038
Provision for Loan Losses                      15                 55                 60                145
                                          -------            -------            -------            -------
Net Interest Income after
   Provision for Loan Losses                3,961              4,405             11,905             12,893
Other Income                                2,820              2,027              7,189              5,856
Other Expenses                              3,975              3,972             11,768             11,722
                                          -------            -------            -------            -------
Income Before Gain on Sale of
   Securities and Income Taxes              2,806              2,460              7,326              7,027
Gain on Sale of Securities                      -                  -                 19                 86
Income Taxes                                  968                834              2,534              2,454
                                          -------            -------            -------            -------
Net Income                                $ 1,838            $ 1,626            $ 4,811            $ 4,659
                                          =======            =======            =======            =======


                                          SELECTED FINANCIAL DATA

Dividends Declared Per Share              $  0.16            $ 0.125            $  0.41            $ 0.375
Basic Earnings Per Common Share           $  0.79            $  0.71            $  2.12            $  2.04
Diluted Earnings Per Common Share         $  0.74            $  0.67            $  1.98            $  1.93
Annualized Return On Avg Assets              1.42%              1.29%              1.24%              1.25%
Annualized Return on Avg Equity             12.63%             12.03%             11.17%             11.69%
Net Interest Margin                          3.30%              3.75%              3.31%              3.68%
Other Expenses/Average Assets                3.06%              3.16%              3.02%              3.15%
Other Income/Average Assets                  2.17%              1.61%              2.77%              1.57%


                                               TECHE HOLDING COMPANY

                                   (Dollars in thousands, except per share data)
                                                   Franklin, LA
                                         Condensed Statements of Condition
                                                    (UNAUDITED)
                                                        At

                                                  June 30, 2003            September 30, 2002
                                                  -------------            ------------------

      Consumer, Commercial & Home Equity Loans      $160,204                  $129,939
      Mortgage Loans                                 188,964                   224,143
                                                    --------                  --------
                                                     349,168                   354,082
      Less Allowance for Loan Losses                (  3,397)                   (3,459)
                                                    --------                  --------
      Loans Receivable, Net                          345,771                   350,623

      Cash & Securities                              143,632                   135,593
      Foreclosed Real Estate                             681                       580
      Other                                           27,603                    27,221
                                                    --------                  --------
      TOTAL ASSETS                                  $517,687                  $514,017
                                                    ========                  ========

      Checking, Money Market and Savings            $175,022                  $153,210
      Time Deposits                                  180,326                   195,915
                                                    --------                  --------
      Total Deposits                                 355,348                   349,125
      FHLB Advances                                   98,688                   103,471
      Other Liabilities                                4,885                     5,055
      Stockholders' Equity                            58,766                    56,366
                                                    --------                  --------
      TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY                          $517,687                  $514,017
                                                    ========                  ========

      Ratio of Equity to Assets                         11.4%                     11.0%
      Book Value per Common Share                   $  25.45                  $  23.80
      Non-performing Assets/Total Assets                0.34%                     0.56%
      Shares Outstanding (in thousands)                2,309                     2,368


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